Exhibit 10.1

TNCO, INC.

STOCK PURCHASE AGREEMENT

By and Among

SYMMETRY MEDICAL USA INC.
(Purchaser)

and

ROGER M. BURKE
(Seller)

DATED:  April 2, 2007

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on the 2nd day of April, 2007, by and between Symmetry Medical USA INC., a duly organized Delaware Corporation with a principal place of business in Warsaw, Indiana (“Purchaser”) and Roger M. Burke, of Weston, Massachusetts (“Seller”).

RECITALS

A.                                   Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of TNCO, INC., a Massachusetts corporation with a principal place of business in Whitman, Massachusetts (the “Company”).

B.                                     Purchaser desires to purchase the Shares held by Seller and Seller desires to sell the Shares to Purchaser on the terms and subject to the conditions set forth in this Agreement.

C.                                     Upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser will own all of the issued and outstanding capital stock of Company.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, Purchaser and Seller agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Ancillary Documents” are all documents, instruments and agreements to be executed and delivered by Purchaser, Seller and Company pursuant to this Agreement including the Schedules and Exhibits.

“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, Permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.  Applicable Laws include any laws, regulations, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, Permits, or other legal requirements governing the Company, its properties, assets and operations.

“Balance Sheet” has the meaning set forth in Section 3.11(a) of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.11(a) of this Agreement.

“Benefit Plan” means any and all bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, retention, pension, retirement, health, disability, life or other insurance, death benefit, incentive compensation, welfare, or any other employee benefit plan, policy or arrangement maintained, sponsored or contributed to by Company for the benefit of any Employee.

“Business” means the business operations of TNCO, Inc., which is the production and sale of surgical and medical instruments, related research and engineering services, and sale of same to wholesale purchasers.

“Cash” means all cash including prepaid taxes deposited with the IRS in order to maintain an S-Corporation non-permitted year-end (if applicable), as shown on the Balance Sheet of Company as either in-hand or accrued as of the Closing Date.

“Cash-Free” means that all Cash shall be added, as an addition, to the Interim Purchase Price and Final Purchase Price payable to Seller, as applicable, unless withdrawn by Seller from the accounts of Company prior to Closing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Churchill Ave. Property” has the meaning set forth in Section 2.4(b) of this Agreement.

“Closing” has the meaning set forth in Section 2.6(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.6(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colebrook Boulevard Property” has the meaning set forth in Section 2.4(b) of this Agreement.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company Welfare Plans” has the meaning set forth in Section 8.2(c) of this Agreement.

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or which Company has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to Company, relating to Company’s procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like.  Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by a party to this Agreement, (ii) was available on a non-confidential basis prior to its disclosure, or (iii) is independently developed as evidenced by written records without making use of the Confidential Information.

“Contract” means any agreement, lease of personal or mixed property, license, contract, obligation, promise, commitment, arrangement, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description, but excluding leases of Leased Real Estate.  As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Damages” has the meaning set forth in Section 6.1(e) of this Agreement.

“Debt” means: (i) any long-term or short-term interest-bearing indebtedness of Company owed to third parties; (ii) any inter-company indebtedness; (iii) Seller guarantees outstanding, issued to secure obligations of Company; (iv) any capital leases; and (v) any letters of credit (whether drawn upon or not).

“Debt Adjustment” has the meaning set forth in Section 2.2(c) of this Agreement.

“Debt-Free” means that all Debt shall be deducted from the Interim Purchase Price and Final Purchase Price payable to Seller determined as due as of the Closing Date.

“Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information of Company.

“Employees” has the meaning set forth in Section 3.20(a) of this Agreement.

“Encumbrance” means and includes:

(i)                                     with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)                                  with respect to any real property, any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including any Governmental Body), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Escrow Period” has the meaning set forth in Section 2.4(b) of this Agreement.

“Environmental Escrowed Funds” has the meaning set forth in Section 2.4(b) of this Agreement.

“Environmental Laws” means any and all Applicable Laws, all court orders, decrees, arbitration awards, and applicable common law which pertain to environmental matters or environmental contamination of any type whatsoever, including, but not limited to, those (i) regulating the manufacturing process, use, treatment, generation, transportation, storage, control, management, recycling or disposal of any Hazardous Material, including, but not limited to, CERCLA, SARA, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300F et seq.), and/or (ii) relating to the protection, preservation or conservation of the environment, or protection of wildlife, endangered species, wetlands or national resources.

“Environmental Permits” means every license, permit, registration, governmental approval, agreement and consent applied for, pending by, issued or given to Company in connection with the operation of the Business, and every agreement with a Governmental Body entered into by Company in connection with the operation of the Business, which is in effect or has been applied for or is pending in each case which is required under or is issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrowed Funds” has the meaning set forth in Section 2.4(a) of this Agreement.

“Facility” means any facility as defined in CERCLA.

“Final Closing Statement” has the meaning set forth in Section 2.3(c) of this Agreement.

“Final Purchase Price” has the meaning set forth in Section 2.3(b) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any:

(i)                                     nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)                                  federal, state, local, municipal, foreign or other government;

(iii)                               governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv)                              multinational organization or body; and/or

(v)                                 body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Environmental Laws, and (ii) any of the following, whether or not included in the foregoing:  polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, man-made radioactive materials, explosives and known possible carcinogens.

“IRS” means the United States Internal Revenue Service.

“Indemnification Threshold” has the meaning set forth in Section 6.3(a) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.5 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.5 of this Agreement.

“Injunction” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Intellectual Property” means any and all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software and all related and necessary licenses (including data and related software program documentation in computer-readable and hard-copy forms other than for so-called off-the-shelf product); (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (viii) copies of tangible embodiments thereof (in whatever form or medium).

“Interim Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Leased Real Estate” has the meaning set forth in Section 3.17 of this Agreement.

“Leases” has the meaning set forth in Section 3.17(a) of this Agreement.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

 “Material Adverse Effect” or “Material Adverse Change” means, in connection with Company with due consideration to the size and complexity of the Business and transactions contemplated by this Agreement, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, Business, operations, results of operations of such Persons, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Change, or be deemed to have a Material Adverse Effect, in the Business, operations, assets, results of operations or condition of Company:  (i) any change or effect resulting from conditions affecting the industry in which Company operates or from changes in general business or economic conditions, (ii) any change or effect resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (iii) any change or effect resulting from compliance by Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement and any Ancillary Document, or (iv) any change or effect resulting from any change in Applicable Law.  In furtherance of the foregoing, and notwithstanding anything to the contrary set forth in this Agreement, any Material Adverse Effect or any Material Adverse Change with respect to Company shall be evaluated on the basis of Company individually or taken as a whole (in the aggregate).

“Offsite Facility” means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by Seller or Company.

“Ordinary Course of Business” means an action taken by a Person only if:

(i)                                     such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)                                  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

“Overlap Period” has the meaning set forth in Section 7.2(a) of this Agreement.

“Owned Real Estate” has the meaning set forth in Section 3.17 of this Agreement.

“Participation Agreement” has the meaning set forth in Section 2.4(c) of this Agreement.

“Permits” means all permits, licenses, consents, declarations, franchises, orders, certifications, registrations, certificates of authority, variances, approvals, local siting approvals, qualifications and other authorizations obtained from, or filing with any Governmental Body or other Person, or other similar rights, including, without limitation, those listed on Schedule 3.30 of the Schedules.

“Permitted Encumbrances” has the meaning set forth in Section 3.17(c) of this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 3.8(b) of this Agreement.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation, order, or other action (whether civil, criminal, administrative or investigative) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price Escrow Agreement” has the meaning set forth in Section 2.4(a) of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Welfare Plans” has the meaning set forth in Section 8.2(c) of this Agreement.

“Real Estate” has the meaning set forth in Section 3.17 of this Agreement.

“Release” means any spill, discharge, leak, emission, escape, leaching, disposing, emptying, pouring, pumping, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to CERCLA.

“Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) Company to issue or dispose of any (as opposed to third party) securities.

“§338(h)(10) Election” has the meaning set forth in Section 7.5 of this Agreement.

“SARA” means the Superfund Amendments and Reauthorization Act (42 U.S.C. § 9601 et seq.).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s Knowledge” means the actual knowledge after a reasonable investigation of Roger M. Burke or of any officer, director or Senior Management Employees of Company.

“Senior Management Employees” means Karin Gilman, Frank DiFrancesco, and the chief executive officer, president, any vice president, the chief financial officer, treasurer, controller, director, general manager, manager, environmental manager, or health and safety manager of Company.

“Shares” has the meaning set forth in the Recitals to this Agreement.

“Survival Period” has the meaning set forth in Section 6.1(a) of this Agreement.

“Target Working Capital” means $2,222,677.00

“Tax” or “Taxes” means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, deferred, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto.

“Tax Adjustment” has the meaning set forth in Section 2.5 of this Agreement.

“Tax Matter” has the meaning set forth in Section 7.2(a) of this Agreement.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Threatened” means a claim, Proceeding, dispute, action, or other matter for which any demand or statement has been made, orally or in writing, or any oral or written notice has been given, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken or otherwise pursued in the future.

“Trust Agreement” has the meaning set forth in Section 2.4(c) of this Agreement.

“Use” means to appropriate any of the Confidential Information of Company for the benefit of oneself or any other Person other than Company.

“WARN Acts” has the meaning set forth in Section 3.9(l) of this Agreement.

“Working Capital” means “Current Assets” less “Current Liabilities.”  “Current Assets” means the sum of accounts receivable (net of allowances), prepaid expenses, and other current assets of Company (excluding any cash, tax refunds, and refund of the monies deposited in escrow with the IRS as required in connection with Subchapter S corporations having a non-conforming fiscal year) as determined in accordance with GAAP consistently applied.  “Current Liabilities” means the sum of accounts payable and accrued expenses of Company, excluding accrued interest defined as Debt and as determined in accordance with GAAP consistently applied.

“Working Capital Adjustment” has the meaning set forth in Section 2.3(b) of this Agreement.

ARTICLE 2

PURCHASE OF STOCK; PURCHASE PRICE

2.1.                            Purchase and Sale of Shares.  In reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the Closing Date, Purchaser agrees to purchase the Shares from Seller, and Seller agrees to sell, transfer, convey, assign and deliver the Shares to Purchaser on the terms and conditions set forth in this Agreement.  Such sale, transfer, conveyance, assignment and delivery of the Shares shall convey good and marketable title to the Shares, free and clear of any and all Rights and Encumbrances, and at such time the Shares will be fully paid and non-assessable.  At the Closing Seller will deliver to Purchaser certificate(s) evidencing the Shares duly endorsed in blank or with stock powers duly executed by Seller.

2.2.                            Purchase Price.

(a)                                  The purchase price to be paid to Seller by Purchaser for the Shares shall be Seven Million Dollars ($7,000,000), as may be adjusted at the Closing Date, and post Closing as provided by this Agreement.  The purchase price for the Shares shall be referred to as the “Interim Purchase Price.” The Interim Purchase Price shall be adjusted to determine the Final Purchase Price, as provided in this Section 2.2 and Sections 2.3, 2.4, 2.5, and 2.6. The Interim Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds to an account (or accounts) designated by Seller at least two (2) calendar days prior to the Closing.

(b)                                 The Interim Purchase Price has been based on the assumption that Company shall be Cash-Free as of the Closing Date.  To the extent that Company has Cash on its books as of the Closing Date, the Interim Purchase Price shall be increased on the Closing Date by a corresponding amount.

(c)                                  The Interim Purchase Price has been based on the assumption that Company shall be Debt-Free as of the Closing Date.  To the extent that Company has Debt as of the Closing Date, the Interim Purchase Price shall be reduced on the Closing Date by a corresponding amount (the “Debt Adjustment”) and such Debt Adjustment shall be paid directly by Purchaser to such creditor or creditors, but may be paid from Closing proceeds.

2.3.                            Working Capital Adjustment.

(a)                                  The Working Capital Adjustment will be estimated and made at Closing based on the parties’ best estimate and the Interim Purchase Price shall then be further adjusted after the Closing Date by an amount of dollars, positive or negative, as the case may be, equal to the difference between the Target Working Capital and the Working Capital as shown on the Final Closing Statement, which will be used to determine the Final Purchase Price.

(b)                                 If the Working Capital on the Final Closing Statement is:

(i)                                     less than the Target Working Capital, an amount equal to the deficit shall be payable from Seller to Purchaser;

(ii)                                  greater than the amount shown on the Target Working Capital, an amount equal to the surplus shall be payable from Purchaser to Seller;

(iii)                               equal to the amount shown on the Target Working Capital, no amount shall be due to either party.

The adjustment provided for in this Section 2.3 shall be known as the “Working Capital Adjustment.”  Provided, however, there shall not be a Working Capital Adjustment unless the variance between Working Capital and Target Working Capital is either a deficit greater than $400,000 or a surplus greater than $400,000.

For Example, if:

1.              The Working Capital is $399,000 greater than Target Working Capital there shall not be any adjustment to the Interim Purchase Price.

2.              The Working Capital is $399,000 less than Target Working Capital there shall not be any adjustment to the Interim Purchase Price.

3.              The Working Capital is $450,000 greater than Target Working Capital, there will be an adjustment to the Interim Purchase Price for the amount in excess of $400,000, and the Purchaser shall pay the Seller $50,000.

4.              The Working Capital is $450,000 less than Target Working Capital, there will be an adjustment to the Interim Purchase Price for the amount in excess of $400,000, and the Seller shall pay the Purchaser $50,000.

The Interim Purchase Price, after application of the Working Capital Adjustment, shall constitute the “Final Purchase Price.”

(c)                                  Within seventy-five (75) calendar days following the Closing Date, Seller and Purchaser, as applicable, shall cause Company to prepare and deliver to Purchaser and Seller, in good faith, a final balance sheet and closing statement setting forth the Working Capital Adjustment in accordance with this Section 2.3 (the “Final Closing Statement”).  This Final

Closing Statement shall be prepared by Purchaser’s Auditors, Ernst & Young LLP, the cost of which shall be a Company expense, not chargeable back to Seller.  Within thirty (30) calendar days following Purchaser’s and Seller’s receipt of the Final Closing Statement, Purchaser or Seller may object in good faith to the Working Capital Adjustment in writing.  In the event of any such objection, Purchaser and Seller shall attempt to resolve their differences by negotiation.  If such parties are unable to do so within thirty (30) calendar days following receipt of the objecting party’s objection, Seller and Purchaser shall appoint another nationally recognized accounting firm mutually acceptable to each of Seller and Purchaser, which shall, at Seller’s and Purchaser’s joint expense, review the Final Closing Statement and determine the Working Capital Adjustment, if any, within thirty (30) calendar days of such appointment.  Seller and Purchaser agree to cooperate with such accounting firm and provide it with such information as it reasonably requests to enable it to make such determination.  The finding of such accounting firm shall be binding on the parties hereto.  If Purchaser decides to establish a new accrual for environmental liabilities on the Final Closing Statement, this new accrual will be excluded from calculation of the Working Capital Adjustment.

(d)                                 Any amounts owed hereunder shall be paid to the party owed the same by the party owing the same by wire transfer of immediately available funds to an account designated by the party owed the same no later than five (5) business days following the determination by agreement of Seller and Purchaser or by binding determination of said accounting firm of the Working Capital Adjustment, and such payment shall be accompanied by an additional payment of interest, calculated with a 8.0% annual interest rate from the Closing Date to the date of payment pursuant to this Section 2.3.

2.4                                 Escrow Agreement.

(a)                                Seller agrees and authorizes Purchaser to retain from the Interim Purchase Price and deposit in an interest bearing escrow account with US Bank National Association (“Escrow Agent”) the sum of One Million One Hundred Forty Thousand Dollars ($1,140,000) (the “Escrowed Funds”) as collateral security to be used as the initial source of funds for any breach of the representations, warranties, covenants and obligations of Seller under this Agreement including to satisfy any indemnification obligation of Seller arising under Section 6.2, in accordance with an escrow agreement in substantially the form set forth in Exhibit A attached hereto (the “Purchase Price Escrow Agreement”). The Escrowed Funds shall not be used in any way for purposes of the Working Capital Adjustment.  Interest on the Escrowed Funds shall be paid out quarterly to Seller.

(b)                                 The term of the Purchase Price Escrow Agreement shall be two (2) years; provided however, that the amount of Four Hundred Thousand Dollars ($400,000) (or any lesser balance existing at such time, if prior distributions to Purchaser have reduced the balance below $400,000) (“Environmental Escrowed Funds”) shall remain deposited with the Escrow Agent and subject to the Purchase Price Escrow Agreement for an additional period of seven (7) years for the purpose of being a continuing source of funds for any Damages arising from or related to the environmental issues described below.  During the initial two (2) year period, the Escrowed Funds shall be available for the payment of claims by the Purchaser for Damages or other amounts to which Purchaser becomes entitled under this Agreement, regardless of the provision under which such entitlement arises.  Thereafter, for the duration of the additional seven (7) year period (the “Environmental Escrow Period”), the Environmental Escrowed Funds shall be subject to claims by the Purchaser for Damages arising from or related to the following: the Re-Solve, Inc. Superfund Site, North Dartmouth, Massachusetts; contamination of property located at 15 Colebrook Boulevard, Whitman, Massachusetts, currently leased by Company (“Colebrook Boulevard Property”); and contamination of property located at 12 Churchill Ave., Whitman, Massachusetts that was formerly owned by Company (“Churchill Ave. Property”).

(c)                                That portion of the Environmental Escrowed Funds relating to the Re-Solve, Inc. Superfund Site, ($100,000 or a proportionate amount of the balance), shall be promptly released to Seller in the event that Purchaser receives either (1) documentation in the form of (a) a written release of Company from any and all obligation under the Re-Solve Trust Agreement dated June 28, 1989 (“Trust Agreement”), and the Re-Solve Site Participation Agreement dated October 3, 1988 (“Participation Agreement”), and (b) an indemnification agreement under which the parties to the Trust Agreement and the Participation Agreement indemnify the Company from all obligations under the Re-Solve Consent Decree entered into February 8, 1989 or, (2) the Seller provides a policy of environmental insurance in form and substance and issued by an insurer reasonably acceptable to Purchaser with a policy limit in the amount of One Hundred Thousand and 00/100 Dollars ($100,000), insuring Company against unfunded costs and expenses assessed or imposed upon, and which are the obligation of, Company arising out of or related to the Re-Solve, Inc. Superfund Site (the “Environmental Policy”).

(d)                                 That portion of the Environmental Escrowed Funds relating to the Churchill Ave. Property, ($200,000 or a proportionate amount of the balance), shall be promptly released to Seller in the event that Purchaser receives, at Seller’s Expense, a policy of environmental insurance in form and substance and issued by an insurer reasonably acceptable to Purchaser with a policy limit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000), insuring the Company against pollutions legal liability related to or arising from the Churchill Ave. Property.

(e)                                  That portion of the Environmental Escrowed Funds relating to the Colebrook Boulevard Property ($100,000 or a proportionate amount of the Balance) shall be promptly released to Seller in the event that Purchaser receives, at Seller’s Expense, a policy of environmental insurance in form and substance and issued by an insurer reasonably acceptable to Purchaser with a policy limit in the amount of One Hundred Thousand and 00/100 Dollars ($100,000), insuring the Company against pollution legal liability related to or arising from the Colebrook Boulevard Property.

(f)                                    In accordance with the terms of the Purchase Price Escrow Agreement and Article 6 of this Agreement, Purchaser shall promptly notify Seller of the amount of any Damages sustained by Purchaser for which Seller is obligated to indemnify Purchaser under Article 6 hereof (and which have not theretofore been fully satisfied by Seller), including Damages sustained as a result of any breach of any representation or warranty by Seller as provided under said Article 6.  In the event Seller fails to direct the Escrow Agent to reimburse Purchaser the full amount of the Damages suffered by Purchaser within thirty (30) calendar days of the receipt of Purchaser’s notice, the provisions of Article 6 and the Purchase Price Escrow Agreement shall apply.

2.5.                            Tax Adjustment.  The Interim Purchase Price shall also be increased after the Closing Date (only if a § 338(h)(10) Election is made by Purchaser) by  an amount necessary to cause Seller’s after-Tax net proceeds from the sale of  Seller’s Shares hereunder with the §338(h)(10) Election (per Section 7.5 of the Agreement) or any other election under Code §338 (collectively, the “§338 Elections”) in effect to be equal to the after-Tax net proceeds that Seller would have received had the §338 Elections not been made, taking into account all appropriate state, federal, local and foreign Tax implications (the “Tax Adjustment”). Seller shall provide Purchaser with a schedule computing the amount of the Tax Adjustment within twenty (20) days after the Allocation Schedule (required under Section 7.6 hereof) is completed. The amount of Seller’s Tax Adjustment shall be paid to Seller at the time Seller signs Form 8023 to make the federal §338(h)(10) Election, or promptly and timely upon any other §338 Election being made.

2.6.                            Closing and Closing Deliveries.

(a)                                  Closing and Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on April 2, 2007 at the offices of Barrett & McNagny LLP, 215 East Berry Street, Fort Wayne, Indiana.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)                                 Closing Deliveries by Seller.  At the Closing, Seller shall execute, where necessary or appropriate, and deliver to Purchaser each and all of the following:

(i)                                     The certificates, free of all Encumbrances, evidencing the Shares duly endorsed by Seller in blank or accompanied by stock powers duly executed by Seller;

(ii)                                  The corporate minute books, the corporate seals, and stock books for Company;

(iii)                               A duly executed written opinion letter by counsel for Seller, dated as of the Closing Date, addressed to Purchaser;

(iv)                              Duly executed resignations of (A) the officers of Company who are designated by Purchaser, and (B) the directors of Company, all effective as of the Closing Date;

(v)                                 Certificates of good standing (including a “Tax Good Standing Certificate”) for Company issued by the Secretary of the Commonwealth of Massachusetts;

(vi)                              The non-foreign person affidavit required by Section 1445 of the Code;

(vii)                           Employee Assignment of Developments, Confidentiality, and Noncompetition Agreements for Karin B. Gilman and Frank DiFrancesco;

(viii)                        Retention Bonus Agreements for Karin B. Gilman and Frank DiFrancesco;

(ix)                                the Purchase Price Escrow Agreement executed by Seller;

(x)                                   a statement executed by Company pursuant to Treas. Reg. §1.897-2(h), dated no more than thirty (30) days prior to Closing, certifying that (i) the Shares do not constitute a U.S. real property interest, or (ii) none of the holders of capital stock of Company is a foreign person;

(xi)                                all necessary third-party consents necessary to operate the Business;

(xii)                             Waiver and Release executed by Seller and each director of Company;

(xiii)                          Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby;

(xiv)                         Board of Directors’ Consents for Company; Secretary’s Certificate; and Shareholder’s Consents for Company; and

(xv)                            Non-Disclosure and Non-Competition Agreement for Seller, as required by Section 4.4 of this Agreement.

(c)                                  Closing Deliveries by Purchaser.  At the Closing, Purchaser shall execute, where necessary or appropriate, and deliver to Seller each and all of the following:

(i)                                     Payment of the Interim Purchase Price in the manner set forth in Section 2.2 of this Agreement;

(ii)                                  A copy certified by the Secretary of Purchaser of the duly adopted resolutions of the Board of Directors of Purchaser approving this Agreement, including the Ancillary Documents, and authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby.

(iii)                               A duly executed written opinion letter by counsel for Purchaser, dated as of the Closing Date, addressed to Seller;

(iv)                              A certificate of good standing of Purchaser issued by the Secretary of State of Purchaser’s state of incorporation or the equivalent; and

(v)                                 Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser that each and all of the following representations and warranties are true and correct as of the date of this Agreement and at Closing.  The Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article 3.

3.1.                            Organization and Good Standing.

(a)                                  Schedule 3.1 contains a complete and accurate list for Company of its jurisdiction of incorporation (or other formation).  Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its respective businesses as same are now being conducted, to own or use the properties and assets that it purports to own, lease, operate or use in the conduct of the Business, and to perform all its obligations under any Contracts.  Company is licensed or qualified to transact business and is  in good standing as a foreign corporation in each jurisdiction in which, because of its business conducted there or the nature of its assets or properties there, it could be required to be so licensed or qualified.  Each such foreign jurisdiction is set forth in Schedule 3.1.

(b)                                 Seller has delivered to Purchaser copies of the organizational documents of Company, as currently in effect.

3.2.                            Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.  The documents delivered by Seller will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.  Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Documents to which he is a party, and to perform his obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is or shall be a party have been duly authorized by all necessary action on the part of Seller.  This Agreement and the Ancillary Documents have been duly executed and delivered by Seller who is a party thereto.

(b)                                 Except as set forth on Schedule 3.2(b), neither the execution nor delivery of this Agreement and the Ancillary Documents nor the consummation or performance of any of the contemplated transactions will, directly or indirectly:

(i)                                     contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of Company, or (B) any resolution adopted by the board of directors or the shareholders of Company;

(ii)                                  contravene, conflict with, or result in a breach or violation of, or constitute a default under (or an event which, with or without notice, lapse of time or both, could constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any agreement or commitment to which Seller or Company,  is a party or by which Seller or Company (or any of their respective assets or properties) is subject or bound;

(iii)                               result in the creation of, or give any third party the right to create, any Encumbrance upon the Shares or any assets or properties of Seller or Company;

(iv)                              conflict with any Applicable Laws to which Seller or Company or any assets or properties of any of the foregoing are subject;

(v)                                 terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract or agreement to which Seller or Company is a party or by which Seller or Company, (or any of their respective assets or properties) is subject or bound;

(vi)                              require Seller or Company to obtain any Consent; or

(vii)                           result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any contract or agreement to which Seller or Company is a party or by which any of their respective assets or properties is subject or bound.

3.3.                            Capitalization.  The authorized capital stock of Company consists solely of 200,000 shares of common voting stock, $0.01 par value, of which 109,972 shares are issued and outstanding on the date hereof, and are all owned beneficially and of record by Seller, free and clear of all Rights and Encumbrances.  The Shares are validly issued, fully paid and nonassessable and were issued in compliance with Applicable Laws.  None of the Shares have been issued in violation of the rights of any Person.  As of the date hereof, (i) there are no Rights outstanding, and (ii) there are no agreements, understandings or commitments relating to the Rights of Seller to vote or dispose of the shares.

3.4.                            Clear Title.  Except as otherwise set forth in Schedule 3.4 or the leased property disclosed in Schedule 3.15(d) hereto, on the Closing Date, (i) Company holds good title (or valid and enforceable leasehold interests) to its  personal property, and (ii) such personal property is and shall be free and clear of any and all Encumbrances of any kind, nature and description whatsoever, except for Encumbrances which are disclosed, reflected or reserved for or against in the Balance Sheet, or are being released by payment from Closing proceeds.

3.5.                            Condition of Assets.  All of the properties and assets of Company are the assets used to operate the Business as currently conducted, (ii) such properties and assets have been properly maintained, consistent with past practices, and are in good operating condition, normal wear and tear excepted, and (iii) all leased property is in the condition received by Company at the time of the lease, normal wear and tear excepted.

3.6.                            Legal Proceedings.  Except as set forth on Schedule 3.6, there is not now pending nor have been in the thirty-six (36) months prior to the date hereof, any Proceedings of any kind or nature whatsoever, at law or in equity, by or before any court or Governmental Body.  Except as set forth on Schedule 3.6, there are no Proceedings of any kind or nature whatsoever, at law or in equity, by or before any court or Governmental Body, or to Seller’s Knowledge, Threatened against or involving or potentially involving:

(a)                                  Company, its assets, properties, officers or directors, or which questions or challenges the validity of this Agreement, any Ancillary Document or any action taken or to be taken by Seller pursuant to this Agreement, the Ancillary Document or in connection with the contemplated transactions; and, to Seller’s Knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation; or

(b)                                 Seller, which could adversely affect the consummation of the contemplated transactions.

(c)                                  Company is not subject to any judgment, order, decree or legal requirement.  Company has delivered to Purchaser copies of all pleadings, correspondence, and other documents relating to any of the foregoing.

3.7.                            Labor Matters.  Except as set forth in Schedule 3.7 hereto, Company has never been a party to any collective bargaining agreement or other labor Contract and there is not presently pending or existing, and to Seller’s Knowledge or Company’s, there is not Threatened (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any employee, (ii) any application or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration or any comparable Governmental Body, (iii) any other employee claim under any Applicable Laws; or (iv) any organizational activity or other labor dispute against or affecting Company, and no application for certification of a collective bargaining agreement is pending or, to Seller’s Knowledge, is Threatened.  There is no lockout of any employees by Company and no such action is contemplated by Company.  Except as set forth in Schedule 3.7 hereto, there is no Proceeding pending or, to Seller’s Knowledge, Threatened by any Person against Company or any of its current or former officers, directors or employees relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closing.  Except as disclosed in Schedule 3.7, there are no worker’s compensation claims pending against Company, and to Seller’s Knowledge there is no basis for any such claim.

3.8.                            Tax Matters.

(a)                                  Tax Returns.  Company has  timely filed, or caused to be timely filed, with the appropriate taxing authorities, all Tax Returns that are required to be filed by, or with respect to Company on or prior to the Closing Date.  The Tax Returns have accurately reflected and will accurately reflect all Liability for Taxes of Company for the periods covered thereby.  Schedule 3.8(a) lists all income Tax Returns filed with any Governmental Body with respect to Company for the taxable periods ended on or after December 31, 2002.

(b)                                 Payment of Taxes.  All Taxes and Tax Liabilities of Company for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on the day immediately preceding the Closing Date (“Pre-Closing Period”) have been timely paid to the extent due and/or adequate provisions have been made for taxes which have accrued and/or become due or become due through the Closing Date and there are no further Liabilities for any Taxes, except as reflected in Schedule 3.8(b).

(c)                                  Other Tax Matters.  Except as set forth in Schedule 3.8(c):

(i)                                     Company has not been the subject of a dispute or claim or an audit or other examination of Taxes by the Tax authorities of any Governmental Body, nor has Company received any notices from any such taxing authority.

(ii)                                  Seller and Company have not (A) entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Company, or (B) contested the Tax Liability of Company before any Governmental Body.

(iii)                               Company has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iv)                              all Taxes which Company is (or has been) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v)                                 there are no Tax sharing, allocation, indemnification or similar agreements in effect as between Company or any predecessor thereof and any other party (including Seller and any predecessors) under which Purchaser or Company could be liable for any Taxes or other claims of any Person.

(vi)                              Company is and has been a validly electing S Corporation within the meaning of Code §§1361 and 1362 at all times since October 1, 1989.

(vii)                           Company will not be liable for any Tax under Code §1374 in connection with the deemed sale of Company’s assets caused by the Code §338(h)(10) Election. Within the past ten (10) years, Company has not (A) acquired assets from another corporation in a transaction in which Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is or was a qualified subchapter S subsidiary.

(viii)                        there is no action, suit, taxing authority proceeding, audit or investigation now in progress, pending or, to Seller’s Knowledge, Threatened against or with respect to Company with respect to any Tax.

(ix)                                Company does not reasonably expect any taxing authority to claim or assess any additional Tax against them for any period ending on or prior to the Closing Date, and to Seller’s Knowledge, there is no basis for any such claim or assessment.

(x)                                   Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by IRC Section 355 or Section 361.

(xi)                                Company has not been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income tax return or has any liability for the Taxes of any Person  under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement, or otherwise.

3.9.                            Employee Benefits.

(a)                                  Schedule 3.9 (a) is a complete list of each “Benefit Plan” (within the meaning of Section 3(3) of ERISA) and each other employee benefit plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Company on behalf of any employee or other service provider of Company (whether current, former, or retired) or their beneficiaries or with respect to which Company has or may have any obligation or liability (contingent or otherwise) (each “Benefit Plan”).  With respect to each Benefit Plan, Seller has delivered to Purchaser (1) current, accurate and complete copies of each such Benefit Plan and all contracts relating thereto (including without limitation all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Benefit Plan that is not in written form, an accurate description of all material aspects of that Benefit Plan; (2) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to qualify under Section 401(a) of the IRC; and (3) copies of the most recent Forms 5500 annual report and accompanying schedules, and the most recent summary plan descriptions.

(b)                                   All Benefit Plans are fully funded and administered in accordance with Applicable Law, and comply in form and in operation in all material respects with the requirements of Applicable Law.

(c)                                  Each Benefit Plan has been maintained, funded and administered in accordance with the terms of such Benefit Plan and complies in form and in operation in all material respects with the requirements of Applicable Law, including ERISA and the IRC.

(d)                                 All contributions (including  employer contributions and employee salary reduction contributions) that are due have been made to each Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).  All premiums or other payments  that are due have been paid with respect to each such Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

(e)                                  Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC has received a determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the IRC.

(f)                                    Neither Company or any of its  predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or maintains sponsors or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any employee pension benefit plan that is a “defined benefit plan” (as defined in ERISA §3(35), any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the IRC) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(g)                                 No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the IRC and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Employee Benefit Plans.

(h)                                 No Benefit Plan is under, and neither Seller nor Company has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(i)                                     Company has no unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the IRC and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  Schedule 3.9(i) of the Disclosure Schedule sets forth a true, correct and complete list of each Benefit Plan which is a nonqualified deferred compensation plan.  Each such nonqualified compensation plan, whether deferred or otherwise, is not subject to IRC 409A.

(j)                                     The consummation of the contemplated transactions alone, or in combination with a termination of any employee, officer, director, other service provider or shareholder of Company (whether current, former or retired): i) will not give rise to any liability under any Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, other service provider or shareholder of Company (whether current, former or retired) or their beneficiaries; and ii) will not cause any Benefit Plan or contract of insurance or other ancillary agreement to become void or voidable or cause any increase in cost, other than cost increases or decreases attributable to annual renewal.  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the contemplated transactions, by any employee, shareholder or other service provider of the Companies who is a “disqualified individual” (as such term is defined in Treas. Reg. §1.280G—1) under any Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Sections 280G(b)(1) and 280G(b)(5) of the IRC).

(k)                                  Any individual who performs services for Company and who is not treated as an employee for federal income tax purposes by Company is not an employee under applicable law or for any purpose including, without limitation, for tax withholding purposes or Employee Benefit Plan purposes.

(l)                                     WARN Compliance.  Company has complied in all respects with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and its corresponding regulations, and any similar state law, rule or regulation or local ordinance, rule or regulation, in each case in effect as of the date hereof, providing for notification to employees affected by closing, relocation, sale of business, mass layoff or similar event (collectively, the “WARN

Acts”) on account of closings, relocations, sales of businesses, mass layoffs or similar events occurring on or prior to the Closing and all related notices, payments, fines or assessments due to any Government Body pursuant to such WARN Acts.

3.10.                     Guarantees.  Except as set forth in Schedule 3.10, (i) none of the obligations of Company is guaranteed by, or subject to a similar contingent Liability to, any Person, and (ii)  Company has not guaranteed, or otherwise become contingently liable for, any Liability of any Person.

3.11.                     Financial Statements.

(a)                                  Seller has caused Company to furnish true and correct copies of the Company’s internal financial statements (prepared by the Company’s accountant and reviewed by management) identified in Schedule 3.11 hereto to Purchaser.  All of said financial statements, including any notes thereto, fairly present the consolidated financial position and condition of Company as of the date and the results of its operations for the periods covered in accordance with GAAP applied by Company on a consistent basis throughout the periods covered thereby and on a basis consistent with that of prior years and periods.  Except for Liabilities (i) reflected or reserved against in the balance sheet of Company as of December 31, 2006 (the “Balance Sheet Date”) or in the notes thereto (the “Balance Sheet”), (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which resulted from, arose out of, is related to, or was caused by any breach of Contract), and/or (iii) set forth in Schedule 3.11 hereto, Company does not have any Liabilities.

(b)                                 As of the Balance Sheet Date, and except as set forth in Schedule 3.11 hereto, Company has  no material Liabilities or obligations secured or unsecured (whether accrued, absolute, contingent) of which, under GAAP, should have been, but which were not reflected or reserved against in the Balance Sheet.

(c)                                  Since the Balance Sheet Date, Company, has not incurred any Liabilities or obligations including, without limitation, any items of litigation of a type, kind or nature not reflected or reserved against in the Balance Sheet.

(d)                                 The prepaid expenses on the Balance Sheet have been incurred solely for the benefit of Company and Company will retain the benefits of such prepaid expenses after the Closing Date.

(e)                                  The inventories of Company (including, without limitation, raw materials, supplies, manufactured and processed parts, containers, work in process and finished goods) are not obsolete, damaged, or defective, and consist of items which are usable or salable in the Ordinary Course of Business, and, if salable, are salable at values no less than the book value amounts, subject only to the reserve for inventory write-down set forth on the face of the Balance Sheet in accordance with past custom and practice of Seller, provided such customs and practices were consistent with GAAP.

3.12.                     Absence of Certain Developments.  Except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 3.12 hereto, since the Balance Sheet Date, (i) there has not been any development or combination of developments affecting Company of which Seller’s Knowledge has had, or is likely to have, a Material Adverse Effect, and (ii)  Company has conducted the Business in the Ordinary Course of Business and since the Balance Sheet Date there has not been:

(a)                                  a change in Company’s  authorized or issued capital; grant of any stock option or right to purchase shares of capital stock or other securities of Company; issuance of any security convertible into such capital stock or other securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Company of any shares of any such capital stock or other securities; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other securities;

(b)                                 payment or increase by Company of any bonuses, salaries, or other compensation to any stockholder, member, partner, director, manager, officer, or employee, except payments or increases granted or agreed to be made in the Ordinary Course of Business consistent with past practices;

(c)                                  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee Benefit Plan for or with any employees of Company;

(d)                                 loss of the employment, services or benefits of any officers or management level employees, excepting the resignation of Company’s current board of directors;

(e)                                  a loan to, or entering into any other transaction with, any of the directors, officers, and employees of Company except in the Ordinary Course of Business consistent with past practice;

(f)                                    damage to, destruction or other loss of, condemnation, taking or other proceeding against, any asset or property of Company, whether or not covered by insurance;

(g)                                 incurrence of any indebtedness or other liability (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for liabilities reflected in the Balance Sheet or incurred after the date of the Balance Sheet in the Ordinary Course of Business consistent with past practice;

(h)                                 disposal of, abandonment or permitted lapse of any rights to the use of any Intellectual Property, or disposal of or disclosure, or permitted disclosure (except as necessary in the conduct of its business), to any Person other than representatives of Purchaser, any trade secret, formula, or similar information not theretofore a matter of public knowledge;

(i)                                     cancellation of any debts or waiver of any claims or rights other than in the Ordinary Course of Business consistent with past practice;

(j)                                     payment, discharge or satisfaction of any claim, Liability or obligation other than the payment, discharge or satisfaction of claims, Liabilities and obligations incurred in the Ordinary Course of Business and consistent with past practice;

(k)                                  (i) prepayment of any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred, or (ii) failure to pay when due, any account payable, or sought the extension of the payment date of any account payable;

(l)                                     a writing off as uncollectible any notes or accounts receivable;

(m)                               entry into, termination of, amendment of, or receipt of notice of termination of any Contract or transaction involving a total commitment by or to Company of at least $25,000;

(n)                                 a sale, lease, or other disposition of any asset or property of Company (except the sale of inventory in the Ordinary Course of Business consistent with past practice);

(o)                                 creation of an Encumbrance on any asset or property of Company;

(p)                                 execution of any agreement that materially limits or restricts Company from engaging or competing in any line of business or in any geographic area or location;

(q)                                 execution of any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or agreement or adopted, amended, modified or terminated any Benefit Plan;

(r)                                    any change or amendment in its articles of incorporation or bylaws;

(s)                                  an issuance or sale of any securities; acquired, directly or indirectly, by redemption or otherwise; or a grant or arrangement regarding any options, warrants, calls or commitments of any kind with respect thereto;

(t)                                    any capital expenditure exceeding $25,000;

(u)                                 any Liabilities, except Liabilities incurred in the Ordinary Course of its Business, to which Company has incurred or become subject to, or has  agreed to incur or become subject to,

(v)                                 a sale, assignment, transfer, conveyance, lease or other disposition of any material assets or properties of Company, except in the Ordinary Course of Business;

(w)                               execution of any other material transaction, contract or commitment outside of the Ordinary Course of Business, except with respect to the transactions contemplated by this Agreement;

(x)                                   any work stoppage with respect to the Business or obtained Knowledge of any threatened or anticipated work stoppage;

(y)                                 any material damage or loss to its Business that would have a Material Adverse Effect;

(z)                                   any change in its method of accounting;

(aa)                            any Proceedings instituted or settled; or

(bb)                          either directly or indirectly, a performance, or failure to perform, any act which would result in the creation or imposition of any Encumbrance on any of the properties or assets of Company, or otherwise adversely affect the marketability of Company’s  title to any of its properties or assets, outside of the Ordinary Course of Business.

3.13.                     Intellectual Property.  Schedule 3.13 hereto contains a list and description of all Intellectual Property owned or licensed by Company or used by Company in the operation of the Business.  Except as set forth in Schedule 3.13, Company has all rights necessary to use such Intellectual Property, and Seller has no Knowledge of any asserted or Threatened claim to the effect that the operation of the Business (or the possession or use in the Business of any of the Intellectual Property listed and set forth in Schedule 3.13 hereto) infringes the Intellectual Property rights of any other Person or that such Intellectual Property rights have been terminated.  Except as set forth in Schedule 3.13, Seller has no Knowledge of any claim that any of the Intellectual Property set forth in Schedule 3.13 is invalid; and, except as set forth in Schedule 3.13 hereto, Company is not obligated under any Contract or otherwise to pay royalties, fees or other payments with respect to any of the Intellectual Property listed and set forth in Schedule 3.13 hereto.  Except as set forth in Schedule 3.13, the consummation of the transactions contemplated by this Agreement will not adversely affect the use by Company of any of the Intellectual Property set forth in Schedule 3.13 hereto.

3.14.                     Compliance with Laws.  The Business (i) has been operated and Company, is in compliance in all respects with the requirements of Applicable Laws to which the Business is subject, and (ii) Company has not received any notice of, and Seller has no Knowledge of, any violation of any Applicable Laws respecting Company.  Company has obtained and complied, in all material respects, with all Permits set forth in Schedule 3.31 and other approvals necessary to conduct the Business and be in compliance with Applicable Laws, including, but not limited to, all permits and other approvals required to treat, transport, store, dispose of and otherwise handle Hazardous Materials.

3.15.                     Contracts.  Except for Benefit Plans which are set forth on Schedule 3.9, Schedule 3.15 contains a complete and accurate list of all material Contracts, and Company has delivered to Purchaser true, correct and complete copies of all material Contracts including:

(a)                                  each Contract that involves performance of services or delivery of goods or materials by Company of an amount or value in excess of $25,000 after the Closing Date;

(b)                                 each Contract that involves performance of services or delivery of goods or materials to Company of an amount or value in excess of $25,000 after the Closing Date;

(c)                                  each Contract that involves expenditures or receipts of Company in excess of $25,000;

(d)                                 each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other material Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one (1) year);

(e)                                  each Contract containing covenants that purport to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any Person;

(f)                                    each partnership or joint venture agreement between Company and a third party whether or not a separate legal entity is created thereby;

(g)                                 each Contract with an employee, independent contractor or subcontractor of Company, including contracts for employment, severance, consulting, deferred compensation or benefit plans or agreements.

(h)                                 each collective bargaining agreement or union agreement, with respect to employees of Company;

(i)                                     each bonus, profit sharing, retirement or other form of deferred compensation plan of Company;

(j)                                     each equity purchase, option or similar plan;

(k)                                  each Contract pertaining to any Intellectual Property (other than off-the-shelf software);

(l)                                     each Contract pursuant to which Company has guaranteed any obligations of other Persons or made any agreements to acquire or guarantee any obligations of or indemnify or hold harmless other Persons;

(m)                               each Contract relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property of an amount or value in excess of $25,000 and;

(n)                                 each Contract to which any Governmental Body is a party;

(o)                                 each Contract relating to the sale or other disposition of any of assets or property or other rights of Company, other than with respect to obsolete equipment;

(p)                                 each Contract that could obligate Company to repair, replace, accept the return of or make any refund in respect of any service performed by Company;

(q)                                 each Contract pursuant to which Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other Persons;

(r)                                    each Contract which provides for contingent payments or earn-outs;

(s)                                  each Contract which provides for termination, acceleration or other similar rights with respect to any direct or indirect change of control of Company;

(t)                                    each Contract with a related person;

(u)                                 each Contract that involves any outstanding loan or advance to any Person; and

(v)                                 each other Contract not made in the Ordinary Course of Business of Company.

3.16.                     Contracts; Compliance.

(a)                                  Company is not in breach or default, and there is no basis for any claim or breach or default, under any Contract (whether written or oral) to which Company is a party or by which Company or any of its assets or properties are bound and, there exists no event or condition which (whether with or without notice, lapse of time, or both) could constitute a default thereunder, give rise to a right to accelerate, modify or terminate any provision thereof or give rise to any Encumbrance on its property or assets or a right to any additional or guaranteed payments; and to Seller’s Knowledge, no other party to any such Contract is in breach or default thereof.

(b)                                 Each Contract listed on Schedule 3.15 is valid and in full force and effect and constitutes a legal, valid and binding obligation of Company and, to Seller’s Knowledge, the other parties thereto, enforceable in accordance with its terms, and will not cease to be valid and in full force and effect after the Closing Date; accurate and complete copies thereof, together with all amendments thereto, have been heretofore delivered to Purchaser.

3.17.                     Real Estate.  Owned Real Estate and Leased Real Estate shall collectively be referred to herein as “Real Estate.”  With respect to the Real Estate:

(a)                                  Schedule 3.17(a) contains a description of each parcel of Company’s Owned Real Estate and a listing and description (including the parties, term, expiration date(s), address, and the general use description of the leased premises) of each written or oral lease regarding Leased Real Estate (the leases of Leased Real Estate described in Schedule 3.17(a) are collectively, the “Leases”);

(b)                                 Except as set forth in Schedule 3.17(b) hereto, there are no deferred property Taxes or assessments with respect to the Real Estate which may or will become due and payable as a result of the consummation of the transaction contemplated hereby;

(c)                                  Except for the Permitted Encumbrances and those Encumbrances set forth in Schedule 3.17(c) hereto, there are no Encumbrances which materially and adversely affect the use or occupancy of all or any part of any parcel of Owned Real Estate or any easements;

(d)                                 Except as set forth in Schedule 3.17(d) hereto, the improvements located on each parcel of Real Estate, including fences, driveways and other structures occupied, used or claimed by Company, are wholly within the boundary lines of such parcels of Real Estate and such improvements and the present uses thereof by Company does not infringe upon the rights of any other Person;

(e)                                  Except as set forth in Schedule 3.17(e) hereto, no buildings, fences, driveways or other structures of any adjoining owner encroach, in any material respect which interferes with the operation of the Business, upon any part of any parcel of Real Estate or any easements;

(f)                                    Except as set forth in Schedule 3.17(f), Company, as applicable, has all easements (or access through public utility easements) on to private property, construction permits, highway encroachment agreements and permits (and other similar licenses and permits) and right-of-way-licenses reasonably necessary to conduct the Business and to use and operate the Real Estate in the manner it is currently being used and operated by Company;

(g)                                 Company is not in default in the performance of any material obligation under the Leases or easements, and, to Seller’s Knowledge, none of the other parties to the Leases or easements are in default in performance of their material obligations thereunder, the Leases and easements are in full force and effect, and Company has assigned its rights under the Leases or easements;

(h)                                 Except as set forth in Schedule 3.17(h) Company has leased or granted to any other Person or entity the right to use or occupy all or any portion of the Owned Real Estate, and the Owned Real Estate is not subject to an option or right to purchase in favor of any Person or entity; and

(i)                                     Except as set forth in Schedule 3.17(i), each of the parcels of Owned Real Estate constitutes a separate tax parcel, and is not taxed with any other real property.

3.18.                     Accounts Receivable.  Schedule 3.18 sets forth a list of aged accounts receivable which is true, correct and complete as of the indicated thereon.  All of the accounts, notes and other receivables of Company represent sales actually made in the Ordinary Course of Business consistent with past practice for goods or services delivered or rendered in bona fide arm’s-length transactions, constitute only valid, undisputed claims, have not been extended or rolled over in order to make them current and should be collectible at their recorded amounts net of reserves for non-collectibility reflected on the Financial Statements in accordance with GAAP.

Except as set forth in Schedule 3.18, no such account, note or other receivable has been assigned or pledged to any Person or, to Seller’s Knowledge, is subject to counterclaims or setoffs or any other defenses.

3.19.                     Books and Records; Bank Accounts.  All of the books of account and other financial and corporate records of Company (including minute books and stock records) have been made available to Purchaser and its representatives (or will be so made available prior to the Closing Date).  Such books of account and records are current and complete in all material respects.  All such books and records are consistent with the financial statements set forth in Schedule 3.11 hereto.  All such books and records are kept in a proper order and in the possession of Company.

3.20.                     Employees.

(a)                                  Schedule 3.20(a) sets forth a complete and accurate list of all the employees of Company as of the date hereof (the “Employees”), together with the following information for each such Employee: name, position held, current salary, and bonus entitlement/arrangement.

(b)                                 None of the Employees has informed Company that he/she intends to terminate employment with Company.  Schedule 3.20(b) sets forth a description of any written Contract, other than the Benefit Plans set forth in Schedule 3.9 hereto, with respect to the conditions of employment of any of the Employees.  Except as set forth in Schedule 3.20(b), all Employees are employed on an “at-will” basis.

(c)                                  None of the Employees are working based upon a non-resident visa and Company has complied with its obligations under the Immigration Reform Control Act.

3.21.                     Investments.  Except as disclosed in Schedule 3.21 hereto, Company does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person.  Except as disclosed or otherwise described in this Agreement or as set forth in Schedule 3.21 hereto, Company is not subject to any obligation or requirement to provide funds to, or invest in, any such Person.

3.22.                     Insurance.

(a)                                  Company has delivered to Purchaser:

(i)                                     true and complete copies of all policies of insurance to which Company is a party or under which Company or any officer or director of Company has been covered at any time within the three (3) years preceding the date of this Agreement; and

(ii)                                  true and complete copies of all pending applications for policies of insurance;

(b)                                 Schedule 3.22(b) contains a true and complete list and/or description of:

(i)                                     any self-insurance arrangement by or affecting Company including any reserves established thereunder;

(ii)                                  all insurance policies (including, but not limited to, liability, property and casualty, workers compensation, directors and officers liability, surety bonds, key man or corporate owned life insurance, vehicular and other insurance policies and contracts) covering Company or otherwise held by or on behalf of it, or any aspect of its assets or business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductibles, the premium, the expiration date, and other material terms thereof and the aggregate amounts paid thereunder.

(iii)                               any Contract, other than a policy of insurance, for the transfer or sharing of any risk by Company; and

(iv)                              all obligations of Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided; and

(c)                                  Except as set forth on Schedule 3.22(c), to Seller’s Knowledge, there are no pending claims under any of the foregoing.  To Seller’s Knowledge there is no reason why any of such insurance policies or Contracts will be terminated, suspended, modified or amended, or not renewed on substantially identical terms (including, without limitation, premium costs), or will require alteration of any equipment or any improvements to real property occupied by or leased to or by Company, or the purchase of additional equipment, or the modification of any of the methods of doing business.  Neither the Company nor, to Seller’s Knowledge, any third party to such insurance policy or Contract is in default with respect thereto, nor does any condition exist that with notice or lapse of time or both could constitute such a default by any party thereunder. Company has not failed to give any notice or present any claim under any such insurance policy or Contract in due or timely fashion or as required thereby in a manner which may jeopardize full recovery thereunder.  All such insurance policies or Contracts provide coverage in amounts and upon terms that are reasonable and adequate for Persons having similar businesses, operation, assets and properties.  Complete and accurate copies of all such policies, Contracts and related documentation have previously been delivered to Purchaser.

(d)                                 Seller and Company,  as applicable, have individually or jointly maintained, and will continue to maintain until the Closing Date, the insurance set forth in Schedule 3.22(b), which insurance covers the tangible real and personal property and assets of Company, whether owned or leased, against loss or damage by fire or other casualty.  Company also carries product liability insurance.  All such insurance is in full force on the date of this Agreement and is carried with insurers licensed in the states affected by such policies.

(e)                                  Company is presently insured for general liability and worker’s compensation risks through a third party insurance company, which insurance covers claims made against Company.

(f)                                    Company has promptly and adequately notified the insurance carriers of any and all claims known with respect to the operations, products or services of Company for which Company is insured and no insurance carrier has denied coverage or reserved its rights with respect to such claims.  Company and  has  not been refused any insurance coverage by any insurance carrier to which they, individually or collectively, have applied for insurance during the past three (3) years.

3.23.                     Brokers.  Except for the engagement of Covington Associates of Boston, Massachusetts by Seller, Company, has not otherwise employed or engaged any broker, finder, agent, banker or third party, nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby.  No commissions, finder’s fees or like charges have been or will be incurred by Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Any such commissions, finders’ fees or like charges shall be directly chargeable to and will be paid by Seller as contemplated by the terms of this Agreement.

3.24.                     Environmental Matters.  Except as may be set forth in Schedule 3.24 and as set forth in the information contained in the site surveys and the environmental reports listed in Schedule 3.24, copies of which have been provided to Purchaser, and except as would not have a Material Adverse Effect: (i) Company has transported, stored, and/or disposed of Hazardous Materials handled by Company in a manner that is reasonably necessary for the conduct of the Business and in material compliance with Environmental Laws, (ii) to Seller’s Knowledge, the Real Estate, during its use by the  Company has not been used, as a landfill, dump or other disposal, storage, transfer, treating or handling area for any Hazardous Materials, except for such storage or handling of Hazardous Materials as is reasonably necessary for the conduct of the Business and in material compliance with Environmental Laws, (iii) to Seller’s Knowledge, no asbestos, polychlorinated biphenyls, or urea formaldehyde has been placed, stored, located, or disposed on the Real Estate, (iv) Company has not agreed to assume and, to Seller’s Knowledge, has not assumed by operation of law, any environmental Liability of any other Person, including, but not limited to, environmental Liabilities under CERCLA or SARA, and (v) Company has obtained and complied in all material respects with, and is in material compliance with, all Environmental Permits necessary or required for the operation of the Business, said Environmental Permits are in full force and effect, and to Seller’s Knowledge there are no Proceedings pending or Threatened to revoke or limit any thereof.  Except as may be set forth in Schedule 3.24 hereto, the Real Estate is not listed on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability Information System, the Resource Conservation and Recovery Information System or any other governmental list of potentially contaminated properties.

3.25.                     Debt.  Schedule 3.25 is a true, correct and complete list of all mortgages, indentures, notes, guarantees and other obligations for or relating to borrowed money, or purchase money debt (including conditional sales contracts, capital leases and all letters of credit whether or not such letters of credit have been drawn against) for which Company is primarily or secondarily obligated.

3.26.                     Customers and Suppliers.

(a)                                  Schedule 3.26(a) contains a true and complete list of the fifteen (15) largest customers of  Company in order of dollar volume of services provided during its last full fiscal year showing the total services provided in dollar volume to each such customer during such period.

(b)                                 Schedule 3.26(b) contains a true and complete list of the fifteen (15) largest suppliers of Company in order of dollar volume of purchases during its last full fiscal year showing the total of purchases in dollars to each such supplier during such period.

(c)                                  Except as set forth on Schedule 3.26(c):

(i)                                     There has not been any Material Adverse Change and, to Seller’s Knowledge, there are no facts which may reasonably be expected to indicate that any Material Adverse Change may occur in the business relationship of Company with any customer or supplier listed on Schedule 3.26(a) or Schedule 3.26(b).

(ii)                                  Company is not engaged in any material disputes with any customers or suppliers listed or to be listed on Schedules 3.26(a) or 3.26(b) and the  Company has no reason to believe that any such customer or supplier intends to discontinue or adversely modify its relationship with Company after the Closing Date.  In addition, to Seller’s Knowledge, no customer listed or to be listed on Schedule 3.26(a) of the Disclosure Schedule is materially dissatisfied with its services.  During the two-year period prior to the date hereof Company has not granted any rebate to any customer listed or to be listed on Schedule 3.26(a) of the Disclosure Schedule other than in the Ordinary Course of Business consistent with past practice.

3.27.                     Seller Loans.  Except as set forth in Schedule 3.27, there are no loans, advances or other obligations for borrowed money owing by Company.

3.28.                     Adequacy of Properties.  Company owns, leases or otherwise has adequate rights to use the tangible and intangible personal property necessary for the conduct of their Business in the manner in which such Business is presently being conducted with no material conflict with or infringement of the rights of others such that the absence of such ownership or rights could not reasonably be expected to have a Material Adverse Effect.

3.29.                     Related Party Transactions.  Except as disclosed in Schedule 3.29 hereto, no Person who is an officer, director or shareholder in Company (either directly or indirectly), or a member of any such officer’s, director’s or shareholder’s immediate family,  has, directly or indirectly:  (a) any financial interest in any Contract with Company, except as an owner of Company or for compensation for services as an officer, employee or director of Company ; (b) any interest in any real or personal property used in Company’s  business, except for the normal rights of a shareholder; or (c) any interest in (i) any Person which purchases from or sells, licenses or furnishes to Company any goods, property, technology or intellectual or other property rights or services or (ii) any third-party Contract to which Company or  is a party or by which Company may be bound.  There are no loans, advances or other obligations for borrowed money (i) from Seller, on the one hand, to Company, on the other hand, or (ii) from Company, on the one hand, to Seller, on the other hand.

3.30.                     Permits.  Schedule 3.30 contains a complete listing and summary description of all Permits held by Company.  Except as set forth on Schedule 3.30, Company holds all of the Permits that are necessary or appropriate to own and operate its Business as presently conducted, including, without limitation, all Permits required under any Applicable Laws and each such

Permit is, and after the Closing shall be, in full force and effect.  Company is in compliance with the terms and conditions of the Permits set forth on Schedule 3.30, and Company has not received any notices that Company is in violation of any of the terms or conditions of such Permits.  There are no proceedings pending or, to Seller’s Knowledge, Threatened which may result in the revocation, cancellation, suspension or modification of the Permits set forth on Schedule 3.30, and Seller does not have any Knowledge of any basis therefore; and the consummation of the contemplated transactions hereby will not result in any such revocation, cancellation, suspension or modification nor require Company, or Purchaser to make any filing or take any action in order to maintain the validity of any item listed on Schedule 3.30.

3.31.                     Warranty and Product Liability Claims.  Except as disclosed on Schedule 3.31:  (a) Company has not made any express warranties and guaranties with respect to any products manufactured or sold or services rendered in the operation of the Business, and (b) no claims have been asserted during the past three (3) years that any product of Company was defective or caused any injury or harm to any person or property, including all such claims relating to returns, express or implied warranty violations, failure to warn or similar matters.

3.32.                     Defective Products.  Except as disclosed on Schedule 3.32, and other than returns in the Ordinary Course of Business, Company has not manufactured or sold any products which were at the time they were manufactured or sold, faulty or defective or did not comply with warranties or representations expressly made or implied by or on behalf of Company.

3.33.                     Absence of Undisclosed Liabilities.   The  Company does not have  any liabilities, losses or obligations of any nature (whether absolute, known or unknown, accrued, fixed, contingent, liquidated, unliquidated, due or to become due, or otherwise), except for (i) Liabilities included or reflected in Company’s financial statements and adequately reserved against therein in accordance with GAAP consistently applied, or (ii) Liabilities or performance obligations arising subsequent to the date of the Balance Sheet in the Ordinary Course of Business (and not as a result of a breach or default by Company ) out of or under agreements, Contracts, leases, arrangements or commitments to which Company is a party.

3.34.                     Closing Date.  All of the representations and warranties of Seller contained in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule or in any certificate delivered by Seller to Purchaser are true and correct on the Closing Date.

3.35.                     Settlement.  Seller represents and warrants that, as of the Closing Date, there is in effect a Settlement Stipulation by and among Anita A Honkanen, as Executrix of the Estate of George P. Honkanen, Seller and Company resolving all issues being litigated in Civil Action No. 00-3656 in the Superior Court Department of the Trial Court for the County of Middlesex, Commonwealth of Massachusetts (the “Estate Litigation”).  Seller further represents and warrants that no other litigation involving the claims and/or facts at issue in the Estate Litigation has been brought or is currently ongoing, and that no other written agreement respecting the subject matter of the Estate Litigation is in effect.

3.36.                     Representations and Warranties.  No representation or warranty by Seller included in this Agreement, to Seller’s Knowledge, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained herein not misleading.

3.37.                     Assignability of Representations and Warranties.  In the event Purchaser sells or otherwise transfers TNCO, Inc. to another entity owned or controlled by Purchaser within Company’s current fiscal year each of the warranties and representations in this Article 3 of this Agreement shall be deemed, as applicable, to be assigned to such transferee.

ARTICLE 4

COVENANTS OF SELLER

4.1.                            Further Assurances.  Seller hereto shall from time to time after the Closing Date execute and deliver such additional instruments and documents, as Purchaser may reasonably request.  Without limiting the foregoing, Seller specifically agrees to take any and all actions necessary under applicable law to ensure that Company has  full use of and rights in the Intellectual Property set forth on Schedule 3.13 following consummation of the transactions contemplated by this Agreement.  Seller also agrees to execute all papers and to give such testimony and to perform such other acts as said Purchaser or affiliates may require to enable it or them to procure any continuations, divisionals, reissues or trademarks, in the United States of America and/or in any foreign country, and/or to hold, enforce or convey said Intellectual Property.

4.2.                            Non-Solicitation of Employees.  Seller agrees that for a period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, Seller will not, without the written consent of Purchaser, directly or indirectly, for his own account or on behalf of any other Person, (i) hire any person who is an officer or employee of Company or (ii) induce or attempt to induce any such officer or employee of Company to leave his or her employment with Company.

4.3.                            Non-Solicitation or Interference with Customers and Suppliers.  Seller agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, Seller will not,  without the written consent of Purchaser, directly or indirectly, for his own account or on behalf of any other Person, solicit, accept orders from, divert, take away or attempt to take away any of the customers or suppliers of Company or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between Company, on the one hand, and any of its customers or suppliers or other Persons with whom it deals, on the other.

4.4.                            Non-Disclosure and Non-Competition.  Seller will enter into a five year Non-Disclosure and Non-Competition Agreement to be executed and delivered at Closing (“Non-Competition Agreement”).

4.5.                            Confidential Information; Non-Disparagement.  Seller shall not at any time use or disclose to or for the benefit of any Person (including Seller) other than Purchaser and Company, any information, knowledge or data relating to the Business of Purchaser, Company (including, without limitation, information relating to accounts, financial dealings, transactions, recipes, formulae, know-how, distribution methods, intangibles, customer lists, pricing lists, processes, plans, proposals and trade secrets) whether or not marked or otherwise identified as confidential or secret.  Seller shall not, directly or indirectly, make any statements or take any actions which in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of Purchaser.

4.6.                            Acknowledgments.  Seller acknowledges that, in view of the nature of the business of Company and the business objectives of Purchaser in entering into this Agreement and the contemplated transactions, the restrictions contained in this Article 4 are reasonably necessary to protect the legitimate business interests of Purchaser and that any violation of such restrictions will result in irreparable injury to Purchaser and Company for which damages will not be an adequate remedy.  Seller therefore acknowledges that, if any such restrictions are violated, Purchaser and Company shall be entitled to preliminary and injunctive relief against Seller as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller that each and all of the following representations and warranties are true and correct as of the date of this Agreement.  The Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article 5.

5.1.                            Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

5.2.                            Due Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and the Ancillary Documents have been, or will be on or before the Closing Date, duly and validly authorized, executed and delivered by Purchaser and the obligations of Purchaser hereunder and thereunder are or will be, upon such execution and delivery, valid, legally binding and enforceable against Purchaser in accordance with their respective terms.

5.3.                            No Breach.  Purchaser has full power and authority, corporate and otherwise, to purchase the Shares being purchased hereunder and to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and delivered by Purchaser pursuant hereto.  The execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not:  (i) violate any provision of the Certificate of Incorporation or Bylaws (or comparable governing documents or instruments) of

Purchaser, (ii) violate any Applicable Laws or Injunction applicable to Purchaser, (iii) other than filings and approvals required to comply with Applicable Laws, including applicable requirements of any Governmental Body, require any filing with, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, lease or other Contract to which Purchaser is a party, or by which it or any of its assets or properties may be bound.

5.4.                            Investment Representations.  Purchaser understands that the Shares have  not been registered under the Securities Act of 1933, as amended, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions.

5.5.                            Brokers.  Neither Purchaser nor its respective Affiliates has employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby.  Any such commissions, finders’ fees or like charges so claimed shall be directly chargeable to and will be paid by Purchaser, subject to Purchaser’s right to contest any such claim.

5.6.                            Securities and Exchange Commission and State or Other Securities Filing Requirements.  Except as set forth on Schedule 5.6 hereto, Purchaser is not required to file any pre-acquisition notifications either with the United States Securities and Exchange Commission, any State or local governmental agencies, or with any securities exchange.  If, however, any such filing is listed on Schedule 5.6, or is found to be required hereafter, Purchaser shall pay all costs incurred in connection with said filing, including any filing fees, late filing penalties, and reasonable attorneys fees incurred by either Seller or Purchaser; and Purchaser will undertake to make any such required filing in a timely manner so as not to delay the scheduled Closing Date.

ARTICLE 6

INDEMNIFICATION

6.1.                            Survival of Representations and Warranties.

(a)                                  Representations and Warranties of Seller.  Except as noted in section 6.1(b) below each of the representations and warranties of Seller contained in this Agreement and in any Ancillary Documents delivered by or on behalf of Seller hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby for a period of two (2) years after the Closing Date, or longer as expressly specified below (such period, whether determined under 6.1(a) or 6.1(b), the “Survival Period”).

(b)                                 The representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4 shall have no expiration; (ii) the representations and warranties in Section 3.8 shall survive until sixty (60) days after expiration of the applicable statute of limitations; and (iii) the representations and warranties in Section 3.24 shall survive for a period of nine (9) years following the Closing.

(c)                                  Representations and Warranties of Purchaser.  The representations and warranties of Purchaser in this Agreement will survive the Closing for two (2) years.

(d)                                 Covenants.  All covenants of the parties will survive until terminated in accordance with their respective terms.

(e)                                  Certain Definitions.  The term “Damages” means any and all damages, losses, claims (including Taxes), expenses, costs, fines, consultant, expert, attorney and professional fees, interest, penalties, special and punitive damages including incidental or consequential damages; and with respect to indemnification for breach of the representations and warranties in Section 3.24 (Environmental Representations), “Damages” shall mean such liabilities as referenced above arising out of or in connection with investigation of site conditions or any cleanup, remedial, removal or restoration work, or any diminution in value or natural resource damage caused by: (i) the presence of Hazardous Materials or (ii) any violation of Environmental Laws causing physical injury to persons or property. “Damages” also shall include costs incurred arising from such claims, actions, suits, demands, assessments, investigations, judgments, penalties, fines, awards, arbitrations or other proceedings, together with reasonable attorneys’ fees and expenses.  The term “Purchaser Indemnitees” means Purchaser, Purchaser’s successors and assigns, and any present or future officer, director, partner, member, employee, agent, Affiliate, subsidiary, shareholder or representative of each such party.  The term “Seller Indemnitees” means Seller and any present or future successor, assign or representative of Seller.

(f)                                    The right to indemnification or payment of Damages will not be affected adversely by any investigation by any party or any knowledge acquired at any time with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation, except for the Environmental Representations, unless any such investigation was the result of a request or directive by a Governmental Body or was reasonably required by a prospective purchaser or lender.

6.2.                            Indemnification by Seller.

Subject to the provisions of Section 6.1 above and Section 6.3 below, Seller will indemnify and hold harmless Purchaser from and against any and all Damages directly incurred, paid or accrued in connection with or resulting from or and arising out of:

(a)                                  the breach or inaccuracy of any representation or warranty of Seller  contained in this Agreement or any Ancillary Document executed by Seller  pursuant hereto or thereto or in any certificate delivered to Purchaser pursuant to Section 2.6 above;

(b)                                 the breach or violation of any covenant or other obligation of Seller under this Agreement or any Ancillary Document executed by Seller pursuant hereto or thereto;

(c)                                  all Taxes not properly paid or accrued for by Company as of the Closing Date;

(d)                                 (A) the violation by Company or its predecessor (which shall include any Person whose liabilities, including, without limitation, liabilities arising under any

Environmental Laws, have or may have been retained or assumed by Company, either contractually or by operation of law) of any Environmental Laws prior to the Closing Date or (B) the presence or release of any Hazardous Materials at any property, present at the property on or prior to the Closing Date, including, without limitation, any property owned, leased or operated by Company or its predecessor prior to the Closing Date, in each case regardless of whether such violation of Environmental Laws or presence or Release of Hazardous Materials is described or referenced on Schedule 3.24 hereto;

(e)                                  Damages or losses incurred for the items set forth in Schedule 3.6;  Schedule 3.7; Schedule 3.8; Schedule 3.21; Schedule 3.24; and Schedule 3.31; and

(f)                                    Damages or losses incurred relating to the following:

(i)                     Reinstatement of Patent Number 5,344,428, as referenced in Schedule 3.13;

(ii)                  Epicor End User License Agreement and the related license fees shown on Schedule 3.2(b);

(iii)               Vantage Software Agreement;

(iv)              MasterCam Software Agreement;

(v)                 Microsoft Open License Value Agreement; and

(vi)              Oral Agreements between Seller and Dr. Charles Ferguson and Dr. Stanley Ashley, as referenced in Schedule 3.15(k).

6.3.                            Limitations on Seller’s Indemnification Liability.

(a)                                  Threshold for Bringing Claims Against Seller.  If Purchaser seeks indemnification for matters identified in Section 6.2(a), the indemnification by Seller will not apply unless and until the aggregate Damages for all claims exceeds $ 50,000 (the “Indemnification Threshold”). Once the Indemnification Threshold has been reached (and subject to the provisions of Section 6.3(b) below), Seller will indemnify Purchaser for the full amount of such aggregate Damages exceeding the Indemnification Threshold.

(b)                                 Limitation of Aggregate Amount of Seller’s Liability.

(i)                                     Except as set forth in subsections 6.3(b)(ii), (iii), (iv), and (v) below, the total cumulative amount of Damages for which Seller shall be liable to Purchaser under Section 6.2(a) or Applicable Laws, including, without limitation, Environmental Laws shall not exceed $1,880,000;

(ii)                                  Notwithstanding Section 6.3(b)(i) above, there shall not be any limitation on the Damages resulting from or arising out of any breach of the representations and warranties contained in Sections 3.1; 3.2; 3.3; 3.4; 3.8; 3.21; and 3.31;

(iii)                               Notwithstanding Section 6.3(b)(i) above, there shall not be any limitation on the Damages resulting from or arising out of any intentional misstatement or misrepresentation, or fraudulent act;

(iv)                              Notwithstanding Section 6.3(b)(i) above, there shall not be any limitation on the Damages resulting from or arising out of or relating to the matters described in Schedule 3.6 or Schedule 3.7; and

(v)                                 Notwithstanding Section 6.3(b)(i) above, there shall not be any limitation on the Damages resulting from or arising out of or relating to the matters described Section 6.2(f).

 (c)                               Escrowed Funds. The initial source for Purchaser’s claims shall be the Escrowed Funds.  The amount of any Damages for which Purchaser is entitled to be indemnified under Section 6.2 of this Agreement shall be released from the Escrowed Funds pursuant to the terms of the Purchase Price Escrow Agreement; provided, however, that if the amount of Damages for which Purchaser is entitled to be indemnified under Section 6.2 exceeds the amount then in the Escrowed Funds, Seller shall be responsible for all such excess amounts subject to the limitations set forth in this Section 6.3.

(d)                                 Time Limit for Claims against Seller.  No Claim for indemnification for matters identified in Section 6.2 may be asserted or brought by Purchaser against Seller after the applicable Survival Period has expired; provided, however, that any such Claim asserted by written notice prior to expiration of the applicable Survival Period may be prosecuted until its conclusion, which may be after the applicable Survival Period expires.

(e)                                  Insurance.  Damages in respect of which Seller is required to indemnify Purchaser under this Agreement shall be (i) reduced by an amount equal to the insurance proceeds paid to or realized by Purchaser with respect to any Claim giving rise to Damages under this Agreement, and (ii) increased by an amount equal to the sum of the reasonable out-of-pocket costs incurred by Purchaser in its pursuit of such insurance proceeds plus all other costs incurred by Purchaser as a result of any such insurance, including, but not limited to, retroactive premium adjustments, experience-based premium adjustments (whether retroactive or prospective for the duration of the indemnification period only) and indemnification or surety obligations of Purchaser to any insurer.

6.4.                            Indemnification by Purchaser.  Purchaser shall indemnify and hold Seller and his successors and assigns, harmless from, against and in respect of any and all Damages incurred, paid or accrued in connection with or resulting from or arising out of:

(a)                                  the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement and the Ancillary Documents to be executed and delivered by Purchaser pursuant hereto and thereto; or

(b)                                 the breach or violation of any covenant or other obligation of Purchaser under this Agreement or any Ancillary Document executed by Purchaser or its representatives pursuant hereto or thereto.

6.5.                            Procedure for Indemnification.

(a)                                  In the event a party intends to seek indemnification pursuant to the provisions of Sections 6.2 or 6.4 hereof (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) of a claim and such other information the Indemnified Party may have relating to the underlying basis for the claim, or after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party because of the indemnification provided for in Section 6.2 or 6.4 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or Proceeding which, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.  Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after written notice thereof shall have been given to and acknowledged by the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

(b)                                 If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all losses arising from, in connection with or incident to any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party.  The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law and no material effect on any claims that could reasonably be expected to be made by or against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full for losses which are or may be properly applied against the Indemnification Threshold, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

(c)                                  If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim.  The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel.  If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

(d)                                 If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt and acknowledgment by it of written notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the cost (including attorneys’ fees) of defending the same, the Indemnified Party may settle such claim or Proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Indemnification Threshold balance amount provided for in Section 6.3 hereof, promptly reimburse the Indemnified Party for the amount of such settlement and for all reasonable costs (including attorneys’ fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Indemnification Threshold balance provided for in Section 6.3 hereof, promptly reimburse the Indemnified Party for the amount of any final nonappealable judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys’ fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

(e)                                  Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim.  The parties shall cooperate with each other in any notifications to and information requests of any insurers.  No individual representative of any Person, or their respective Affiliates shall be personally liable for any loss or losses under this Agreement, except as specifically agreed to by said individual representative.

6.6.                            Dispute Resolution.  In the event a dispute arises under this Agreement, except with respect to equitable remedies pursued under this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules except as modified by this section 6.6 (an “Arbitration”), with any hearing to be conducted in Fort Wayne, Indiana, subject to the following further provisions:

(a)                                  Disputes Covered.  The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, and related agreement or any of the contemplated transactions.  Disputes include actions for breach of contract with respect to this Agreement or the related agreement, as well as any claim based upon tort or any other causes of action relating to the contemplated transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute.  In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b)                                 Selection.  There shall be three arbitrators, unless the parties are able to agree on a single arbitrator.  The parties shall make every reasonable effort to select a single arbitrator, qualified by professional expertise and experience, to determine any claim of damages for less than U.S. One Million Dollars.  In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Purchaser shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator from the commercial panel of the American Arbitration Association.  The decision in writing agreed to by at least two of the three arbitrators shall be final and binding upon the parties.

(c)                                  Administration.  The Arbitration shall be administered by the American Arbitration Association.

(d)                                 Rules.  The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time or as set forth within this section 6.6.  The parties shall accept the application of the so-called fast track rules where applicable.

(e)                                  Substantive Law.  The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms.  The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decisions shall not be subject to review because of errors of law.  The arbitrators shall be bound to honor all claims of privilege or work-product doctrine recognized at law.

(f)                                    Decision.  The arbitrators’ decision shall provide a reasoned basis for the resolution’ of each dispute and for any award.  The arbitrators shall not have power to award damages in connection with any dispute in excess of damages permitted by this Agreement and shall not multiply actual damages.

(g)                                 Expenses.  Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(h)                                 Remedies; Award.  The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Massachusetts.  The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

ARTICLE 7

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain Tax matters following the Closing Date:

7.1.                            Tax Returns.

(a)                                  Purchaser and Seller agree to take all action required, or cause Company to take the required action, to elect under Code section 1377(a)(2) to make an interim closing of Company’s books and treat the taxable year of sale as two separate tax years, the first ending as of the Closing Date.

(b)                                 Seller has the exclusive authority and obligation to prepare, execute on behalf of Company and timely file, or cause to be prepared and timely filed, all Tax Returns of Company that are due with respect to any taxable year or other taxable period ending prior to the Closing Date.  Except as provided in Section 7.6, such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Company shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items and in a manner consistent  and in good faith compliance with all applicable IRS regulations.

(c)                                  Except as provided in Section 7.1(a), Purchaser shall have the exclusive authority and obligation to prepare, execute on behalf of Company and timely file, or cause to be prepared and timely filed, all Tax Returns of Company that are due with respect to any taxable year or other taxable period ending after the Closing Date; provided, however, with respect to Tax Returns to be filed by Purchaser pursuant to this Section 7.1 for taxable periods beginning before the Closing Date and ending after the Closing Date, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices with respect to such items.  Except as provided in Section 7.6, such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Company shall be reported or disclosed on such Tax Returns.

7.2.                            Controversies.

(a)                                  Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any Affiliate of Purchaser (including Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to the Closing Date for which Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Seller, at its sole expense, shall have the authority to represent the interests of Company with respect to any Tax Matter before the IRS, any other taxing authority, any other Governmental Body or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter.  Neither Purchaser nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax Liability of Seller or Company for any period ending after the Closing Date, which includes a portion of a period beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties hereto shall keep the other fully and timely informed with respect to the commencement, status and nature of any Tax Matter.

(b)                                 Except as otherwise provided in this Section 7.2, Purchaser shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of Company for all taxable periods; provided, however, that Purchaser shall not, and shall cause its Affiliates (including Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

7.3.                            Transfer Taxes.  All transfer, documentary, stamp, registration, sales and use and similar Taxes and fees (including all penalties and interest) imposed in connection with the sale of the Stock or any other transaction that occurs pursuant to this Agreement shall be the obligation of Seller.

7.4.                            Post-Closing Access and Cooperation.  From and after the Closing Date, Purchaser agrees, and agrees to cause Company, to permit Seller and its representatives to have reasonable access, during normal business hours, to the books and records of Company, to the extent that such books and records relate to a Pre-Closing Period, and personnel, for the purpose of enabling Seller to:  (i) prepare Tax Returns, (ii) investigate or contest any Tax Matter which Seller has the authority to conduct (iii) evaluate any claim for indemnification, and (iv) prepare Seller’ and  financial statements.

7.5.                            §338(h)(10) Election.  At Purchaser’s option, Seller shall join with Purchaser in making an election under Code §338(h)(10) (and any corresponding election under state or local tax law) with respect to the purchase and sale of the Stock hereunder (collectively, a “§338(h)(10) Election”).

7.6                               Purchase Price Allocation.  If Purchaser chooses to make a §338(h)(10) Election, then Purchaser, Company and Seller agree that the Final Purchase Price and the liabilities of Company will be allocated to the assets of Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule to be attached hereto as Schedule 7.6 within one hundred and eighty (180) days following the Closing Date. Purchaser, Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

ARTICLE 8

PERFORMANCE FOLLOWING THE CLOSING DATE

The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

8.1.                            Further Acts and Assurances.  The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement.  In addition, from and after the Closing Date, Purchaser will afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to Company as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and Proceeding asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

8.2.                            Employee Matters.

(a)                                  Employment.  Each Employee who is employed by Company on the Closing Date shall continue to be employed by Company, as applicable, on and after the Closing Date at substantially the same base wage or salary as in effect immediately prior to the Closing Date.  Such continued employment shall be employment at-will, except for those Employees with employment agreements identified in Schedule 3.20(b) of this Agreement, and nothing in this Section 8.2 is intended to create, or shall create or confer, any right of employment after the Closing Date for any Employee.

(b)                                 Service Credit.  All past service of the Employees with Company shall be taken into account for purposes of eligibility and vesting under the benefit plans provided by Purchaser and for purposes of calculating vacation benefits and severance benefits under the vacation plan and severance plan maintained by Purchaser.

(c)                                  Welfare Plans.  If the applicable carrier(s) consents, Purchaser shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Purchaser maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and other employee welfare benefit plans for the benefit of the Employees (the “Purchaser Welfare Plans”).  If the applicable carrier(s) consents, the Purchaser Welfare Plans shall provide as of the Closing Date benefits to the Employees (and their dependents and beneficiaries) that, in the aggregate, are comparable to the benefits to which they were entitled under the corresponding welfare benefit plans maintained by Company on the Closing Date (the “Company Welfare Plans”), through the applicable renewal date.  At renewal, Purchaser shall review renewal increases and make necessary modifications.  Any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under the Purchaser Welfare Plan shall be waived for the Employees, and the Employees shall receive credit under the Purchaser Welfare Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Company Welfare Plan in accordance with the corresponding Company Welfare Plan.  Notwithstanding the aforementioned, nothing contained herein shall obligate Purchaser to provide Purchaser Welfare Plans having benefits in excess of those currently offered to Purchaser’s existing employees.

ARTICLE 9

MISCELLANEOUS

9.1.                            Preservation of and Access to Records.  Purchaser shall preserve or cause Company to preserve all books and records of Company for a period of nine (9) years after the later of Closing Date, or the filing date of any Company tax return due post-closing or any later date of retention required by Applicable Law; provided, however, Purchaser may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent may be withheld in Seller’s absolute discretion.  Such records shall be made available to Seller and its representative at all reasonable times during normal business hours of Company, during said retention period with the right at Seller’s expense to make abstracts from and copies thereof.

9.2.                            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, except as otherwise provided in this Agreement, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.3.                            Public and Private Announcements.  Any public or private announcement or similar publicity (including, without limitation, the publication of any press release) with respect to this Agreement will be issued at such time and in such manner as Purchaser determines.  Purchaser and Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person (except for (i) lenders, banks and financial institutions in connection with Purchaser’s financing of the acquisition, and (ii) representatives, customers, and suppliers of Company); provided, however, that any party hereto may make a public and/or private announcement to the extent required by law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange.

9.4.                            Notices.  All notices, demands and other communications provided for hereunder shall be in writing and shall be given (i) by personal delivery, (ii) via e-mail or facsimile transmission (receipt confirmed, with follow up transmittal within 48 hours by (iii) or (iv) which follows), (iii) by nationally recognized overnight courier (prepaid), or (iv) by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its and its representative’s address as set forth below or at such other address or in such other manner as may be designated by such party or the respective representative in a written notice to each of the other parties:

If to Purchaser:	Symmetry Medical USA Inc.
220 West Market Street
Warsaw, IN 46580
E-Mail: fred.hite@symmetrymedical.com
Fax No.: 574-267-4551
Attention: Fred Hite, Chief Financial Officer

With a copy to:	Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, IN 46802
E-Mail: sjt@barrettlaw.com
Phone: 260-423-8812
Fax No.: 260-423-8920
Attention: Samuel J. Talarico, Jr., Esq.

If to Seller:	Roger M. Burke
36 Church Street
Weston, MA 02492
E-Mail: rmbur@comcast.net

With a copy to:	Gesmer Updegrove LLP
J. David Moran, Esq.
40 Broad Street
Boston, MA 02108
E-Mail: David.Moran@Gesmer.com
Phone: 617-350-6800
Fax No.: 617-350-6878

9.5.                            Entire Agreement.  Except for any confidentiality agreement executed by a party hereto, this Agreement, including the Ancillary Documents to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

9.6.                            Amendments.  No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in writing specifically referring to this Agreement and signed by all of the parties hereto.

9.7.                            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section 9.7, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, Purchaser, in its sole discretion, may assign its rights in and/or delegate its duties under this Agreement to an Affiliate of Purchaser.  In the event of such an assignment of rights and/or delegation of duties, all references to Purchaser, as applicable to the assignment in this Agreement, shall also be deemed to be references to the Person to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder.

9.8.                            Fees and Expenses.  Each party hereto shall pay their own fees and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their respective attorneys, accountants and investment bankers, except with respect to such post-Closing Date accounting and auditing fees as referenced elsewhere in this Agreement.  If the transaction is consummated, all fees and expenses, including legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by Seller in connection with this transaction shall be deemed expenses of Seller and shall be borne by Seller.

9.9.                            Governing Law and Jurisdiction.  This Agreement, including the Ancillary Documents to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of comity or conflicts of laws thereof.

9.10.                     Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.  The counterparts of this Agreement and all Ancillary Documents may be executed and delivered by facsimile signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

9.11.                     Headings.  The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.  The terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

9.12.                     Number and Gender.  Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

9.13.                     Severability.  In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

9.14.                     Parties in Interest.  Nothing implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Purchaser and Seller and their respective representatives, successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to Purchaser or Seller.

9.15.                     Waiver.  The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance.  Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof.  No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

9.16.                     Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “including,” “include” or “includes” shall mean including without limitation.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

PURCHASER	SYMMETRY MEDICAL USA INC.

/s/ Fred L. Hite
	By:	Fred L. Hite
	Title:	Chief Financial Officer

SELLER

/s/ Roger M. Burke
Roger M. Burke

TNCO, INC. (“COMPANY”) DISCLOSURE SCHEDULES

TO THE

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

SYMMETRY MEDICAL USA INC.

(“PURCHASER”)

AND

ROGER M. BURKE

DATED April 2, 2007

Schedules
3.1	Organization
3.2(b)	Authority; No Conflict
3.4	Clear Title
3.6(a)	Legal Proceedings (36 months)
3.6(b)	Legal Proceedings (Existing and Threatened)
3.7	Labor Matters
3.8(a)	Tax Returns
3.8(b)	Payment of Taxes
3.8(c)	Other Tax Matters
3.9(a)	Employee Benefits
3.9(i)	Non-Qualified Deferred Compensation Plans
3.10	Guarantees
3.11	Financial Statements
3.12	Absence of Certain Developments
3.13	Intellectual Property
3.15	Contracts
3.17(a)	Real Estate – Owned and Leased
3.17(b)	Real Estate – Taxes
3.17(c)	Real Estate – Permitted Encumbrances
3.17(d)	Real Estate – Improvements
3.17(e)	Real Estate – Adjoining Owner Encroachments
3.17(f)	Real Estate — Easements
3.17(h)	Real Estate — Leases/Options
3.17(i)	Real Estate — Tax Parcels
3.18	Accounts Receivable
3.20(a)	Employee – List
3.20(b)(ii)	Employee – Contracts
3.21	Subsidiary
3.22(b)	Insurance Policies
3.22(c)	Insurance Pending Claims
3.24	Environmental Matters
3.25	Debt
3.26(a)	Customers
3.26(b)	Suppliers

3.26(c)	Material Adverse Change
3.27	Seller Loans
3.28	Adequacy of Properties
3.29	Related Party Transactions
3.30	Permits
3.31	Warranty and Product Liability Claims
5.6	Securities Filing Requirements
7.6	Purchase Price Allocation